Exhibit 99.1

FOR IMMEDIATE RELEASE

STRATEGIC STORAGE TRUST INC. COMPLETES CONSTRUCTION

ON SELF-STORAGE FACILITY IN CANADA; 800 UNITS NOW OPEN FOR RENT

MISSISSAUGA, Ontario (CANADA) – December 20, 2012 – Strategic Storage Trust, Inc. (SSTI), a publicly registered non-traded REIT investing in self-storage, recently announced the grand opening of its 101,000 net rentable square foot self-storage facility in Mississauga, Ontario. In March of 2011, SSTI acquired an industrial building for approximately $5.6 million in order to redevelop the property into a top-of-the-line self-storage facility.

“Our lease-up efforts have been extremely positive as we’ve already leased approximately 35,000 square feet over the last year despite only a partial opening and construction activity,” said H. Michael Schwartz, SSTI’s chairman and CEO. “Mississauga is one of the fastest growing and largest cities in Canada with only a handful of self-storage competitors.”

This brand new self-storage re-development consists of 800 units and has been rebranded under the SmartStop® Self Storage trade name. Located at 3136 Mavis Road in Mississauga, the site is 14 miles from downtown Toronto near the intersection of Dundas Street and Mavis Road, in close proximity to a Home Depot and Canadian Tire (similar to Walmart). The facility will offer all types of self-storage, including exterior drive-up and interior climate-controlled storage, as well as state-of-the-art access, security and payment systems and a large retail-friendly office.

“The Mavis site is ideal because we were able to retrofit an existing building by creating a second floor within the industrial shell, and complement it with new retail space for sales and exterior drive-up units,” said Jamie Bennett, a senior partner with Budget Development who partnered with SSTI on this redevelopment project.

SSTI currently owns two other self-storage facilities in Canada:

➢	Brampton, Ontario - Brewster Rd. (near the intersection of Queen St and The Gore Rd.): The 800-unit, five-building self-storage facility fronts the high profile road (Queen St.).

➢	Toronto - 4548 Dufferin Street: The 1,060-unit facility is located nine miles north of downtown Toronto.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing self-storage REITs nationwide. The SSTI management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. Since the launch of SSTI in 2008, the company’s portfolio of wholly-owned properties has expanded to include 108 properties in 17 states and Canada that are being branded as SmartStop® Self Storage. The portfolio includes approximately 70,000 self-storage units and 8.7 million rentable square feet of storage space. For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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